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                                                                 EXHIBIT 16


                      [KPMG PEAT MARWICK LLP LETTERHEAD]



July 28, 1997


Securities and Exchange Commisssion
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for American Heritage Life Investment Corporation and, under the date of January 29, 1997, we reported on the consolidated financial statements of American Heritage Life Investment Corporation and subsidiaires as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996. On July 25, 1997 our appointment as principal accounts was terminated. We have read American Heritage Life Investment Corporation's statements included under Item 4 of its Form 8-K dated July 25, 1997, and we agree with such Statements.


                                                   Very truly yours,

                                                   /s/ KPMG Peat Marwick LLP